February 15, 1996



Securities and Exchange Commission 450 - 5th Street, N.W.
Washington, D.C.  20549

Re:      Templeton Variable Products Series Fund
         (file No. 33-20313 and 811-5479)

Dear Sirs:

On behalf of Templeton Variable Products Series Fund (the "Fund") attached hereto for electronic filing pursuant to the Securities Act of 1933 is Amendment No. 12 to the Fund's Registration Statement on Form N-1A, with exhibits, marked to indicate changes from Post-Effective Amendment No. 11. Also attached is the financial data schedule required by Rule 483(e) under the 1933 Act.

This amendment is being filed pursuant to Rule 485(b) under the 1933 Act. This Post-Effective does not contain any disclosure that would render it ineligible to become effective pursuant to Rule 485(b).

Please  direct  any  comments  or  questions  regarding  this  filing  to  me at
(813)823-8712, extension 7642.

Sincerely,


/s/ ELLEN STOUTAMIRE
Ellen Stoutamire